Exhibit 99.1

Gaia Reports FY 2018 Results

BOULDER, CO, March 4, 2019 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the fourth quarter and full year ended December 31, 2018.

2018 vs. 2017

▪	55% growth in revenues
▪	Gross margin up 90 basis points to 87.0%
▪	51% growth in subscriber base to 550,000 from 364,500

Fourth Quarter 2018 vs. Same Year-Ago Quarter

▪	47% growth in revenue (50% in streaming revenues)
▪	Gross margin up 100 basis points to 87.2%

“During the third quarter of 2018 when we surpassed the 500,000 paid subscriber milestone, we began to shift our customer acquisition focus primarily towards non-yoga subscribers and announced that over 80% of the subscribers acquired in the third quarter were in the Seeking Truth and Transformation channels,” said Jirka Rysavy, Gaia’s Chairman and CEO. “We have continued this focus in the fourth quarter and into 2019. In January we increased the monthly subscription price for new subscribers to $11.99, while grandfathering our existing subscribers until their first renewal in 2020.”

“With the general increase in the implied cost of growth capital, we decided to increase the target minimum ratio between a subscriber’s lifetime value and the cost to acquire them from our original target of 2:1, which we used for the past two years, to 3:1. As of February, this goal has been accomplished. We plan to further increase this ratio to 3.5:1, transition to positive EBITDA by the end of September 2019 and maintain revenue growth of around 30% going forward.”

Gaia plans on commencing the marketing of its new $299 all access annual subscription in the second quarter with the announcement of the initial line-up of live events that will take place on its campus. This initial line-up of industry leaders includes Gregg Braden, Joe Dispenza, Caroline Myss and Graham Hancock. The first event will take place in June 2019.

2018 Financial Results

Total revenues in 2018 increased 55% to $43.9 million from $28.3 million in 2017. This was due to 60% growth in streaming revenues, which was driven by the 51% increase in paying subscribers at year end 2018 versus December 31, 2017.

Gross profit in 2018 increased 56% to $38.1 million compared to $24.4 million in 2017. Gross margin increased 90 basis points to 87.0% from 86.1% in 2017 due to increased revenues and the related leverage on streaming costs and continued disciplined spending on Gaia’s content investments.

Total operating expenses in 2018 were $74.2 million compared to $49.5 million in 2017. The increase was due to continued investment in marketing activities associated with driving targeted subscriber growth throughout 2018, expansion of content available in French, German and Spanish, and the launch of the Alternative Healing channel. As a percentage of revenue, operating expenses declined from 175% in 2017 to 169% in 2018.

Exhibit 99.1

Net loss in 2018 was $33.8 million or $1.96 per share, compared to net loss of $23.3 million or $1.54 per share in 2017.

As of December 31, 2018, Gaia had $30.0 million in cash compared to $32.8 million in cash at December 31, 2017, with $12.5 million outstanding on its line of credit on both dates.

Fourth Quarter 2018 Financial Results

Total revenues in the fourth quarter increased 47% to $12.4 million from $8.4 million in the year-ago quarter. This was due to 50% growth in streaming revenues, which was driven by the 51% increase in paying subscribers at year end 2018 versus 2017.

Gross profit in the fourth quarter increased 49% to $10.8 million compared to $7.3 million in the year-ago quarter. Gross margin increased 100 basis points to 87.2% from 86.2% in the fourth quarter of 2017 due to increased revenues and continued disciplined spending on Gaia’s content investments.

Total operating expenses in the fourth quarter were $22.1 million compared to $13.4 million in the year-ago quarter. The increase was due to the planned increase in marketing expenses associated with Gaia’s subscriber growth, continued expansion of content available in French, German and Spanish, and marketing initiatives to support growth in Gaia’s partner distribution channels.

Net loss in the fourth quarter was $11.1 million, or $0.62 per share, compared to a net loss of $5.6 million, or $0.37 per share, in the year-ago quarter.

Conference Call

Gaia is hosting a conference call today, March 4, 2019, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (800) 239-9838 (or (323) 794-2551 for international callers), passcode 3855308. Questions will be reserved for analysts and shareholders. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until March 18, 2019, by dialing (844) 512-2921 (or (412) 317-6671 for international callers), passcode 3855308.

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—to its subscribers in 185 countries with approximately 8,000 titles. Over 90% of its library is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives undertaken by us, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Exhibit 99.1

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Liolios Investor Relations

(949) 574-3860

GAIA@liolios.com

Exhibit 99.1

GAIA, INC.

Condensed consolidated balance sheets

	As of December 31,
(in thousands)	2018	2017
ASSETS
Current assets:
Cash	$29,964	$32,778
Accounts receivable	1,334	1,055
Prepaid expenses and other current assets	3,192	3,082
Total current assets	34,490	36,915
Building and land, net	21,688	17,028
Media library, software and equipment, net	27,623	20,387
Goodwill	10,609	10,609
Investments and other assets	12,741	12,040
Total assets	$107,151	$96,979
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$7,993	$4,348
Deferred revenue	5,029	3,316
Total current liabilities	13,022	7,664
Line of credit	12,500	12,500
Deferred taxes	164	663
Total liabilities	25,686	20,827
Total equity	81,465	76,152
Total liabilities and equity	$107,151	$96,979

Exhibit 99.1

GAIA, INC.

Condensed consolidated statements of operations

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands, except per share data)	2018	2017	2018	2017
	(unaudited)
Net revenues
Streaming	$11,917	$7,929	$41,997	$26,220
DVD subscription and other	464	497	1,846	2,070
Total net revenues	12,381	8,426	43,843	28,290
Cost of revenues
Streaming	1,495	1,057	5,352	3,602
DVD subscription and other	88	102	353	325
Total cost of revenues	1,583	1,159	5,705	3,927
Gross profit	10,798	7,267	38,138	24,363
Gross margin	87.2%	86.2%	87.0%	86.1%
Expenses:
Selling and operating	20,350	12,168	68,321	43,979
Corporate, general and administration	1,704	1,206	5,909	5,525
Total operating expenses	22,054	13,374	74,230	49,504
Loss from operations	(11,256)	(6,107)	(36,092)	(25,141)
Interest and other income, net	59	365	355	515
Loss before income taxes	(11,197)	(5,742)	(35,737)	(24,626)
Income tax benefit	(117)	(165)	(1,944)	(925)
Loss from continuing operations	(11,080)	(5,577)	(33,793)	(23,701)
Income from discontinued operations, net of tax	—	—	—	429
Net loss	$(11,080)	$(5,577)	$(33,793)	$(23,272)
Income (loss) per share-basic and diluted:
Continuing operations	$(0.62)	$(0.37)	$(1.96)	$(1.57)
Discontinued operations	—	—	—	0.03
Basic and diluted net income (loss) per share	$(0.62)	$(0.37)	$(1.96)	$(1.54)
Weighted-average shares outstanding:
Basic and diluted	17,890	15,168	17,259	15,160